Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Zeo ScientifiX, Inc.

Davie Florida

We hereby consent to the inclusion in the forgoing Registration Statement on Form S-1 of Zeo ScientifiX, Inc., of our report, dated January 29, 2025, relating to the consolidated financial statements as of October 31, 2024 and 2023 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Zeo ScientifiX, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts.

/s/ Weinberg & Company

Los Angeles, California

March 26, 2025